SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): October 3, 2007

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification)

440 Route 22, Bridgewater, New Jersey 08807 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (866) 322-2525

N/A
(Former name or former address, if changed since
last report)

Item 3.02 Unregistered Sale of Equity Securities.

On October 3, 2007, in connection with the exclusive license and distribution agreement (the "Agreement") entered into with IBSA INSTITUT BIOCHIMIQUE SA (Switzerland) ("IBSA") on August 16, 2007 in connection with the Flector® Patch, Alpharma Inc. (the "Company") issued a warrant (the "Warrant") to IBSA for the purchase of up to one million shares of the Company's common stock ("Common Stock").

The rights represented by the Warrant are exercisable for a period of three years commencing on August 16, 2007 and ending on August 15, 2010 (or, in the event that August 15, 2010 is not a business day, the next succeeding business day) (the "Exercise Period"), unless the Agreement has been terminated by Alpharma Pharmaceuticals LLC, an indirect subsidiary of the Company, in accordance with the terms of the Agreement. After expiration of the Exercise Period, IBSA shall have no right to purchase any shares of Common Stock underlying the Warrant and the Warrant shall terminate.

The rights represented by the Warrant are exercisable at a purchase price of $35.00 per share (the "Exercise Price"). In the event of a merger, recapitalization, or similar transaction occurring before the date on which the Exercise Price and number of shares subject to the Warrant is determined, the Exercise Price and number of shares subject to the Warrant will be adjusted.

The Warrant was exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) thereof based upon, among other things, the identity and sophistication of IBSA (including its representations to the Company that IBSA qualifies as an "accredited investor" as defined in Regulation D under the Securities Act of 1933), the basis on which the Warrant was offered and issued to IBSA, and the restrictions on transferability included in the Warrant.

Item 9.01. Financial Statement and Exhibits

(d) Exhibits.

4.1 Warrant Agreement, dated as of October 3, 2007, between the Company and IBSA is filed as an Exhibit to this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Thomas J. Spellman III Thomas J. Spellman III Executive Vice President, Chief Legal Officer & Corporate Secretary

Date: October 10, 2007